Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS RECORD 2006 SECOND QUARTER

Increased Sales in RV and Manufactured Housing Segments Lead to 18% Gain in Profits

White Plains, New York - August 2, 2006 - Drew Industries Incorporated (NYSE: DW) today reported its net income increased 18 percent on a 24 percent increase in net sales for the second quarter ended June 30, 2006.

Drew, a leading supplier of components for recreational vehicles (“RV”) and manufactured homes (“MH”) reported net sales reached a second quarter record of $202 million, an increase of nearly $39 million from the $163 million in net sales reported in the second quarter of 2005.

Net income for the quarter increased to a second quarter record of $10.2 million, or $0.47 per diluted share, compared to $8.7 million, or $0.40 per diluted share, in the second quarter last year. Drew attributed its increase in profitability to sales growth in both the Company’s RV and MH segments, which increased 26 percent and 19 percent, respectively.

The Company’s second and third quarters are traditionally the strongest in terms of sales and profits due to the seasonality of the industries in which the Company operates. However, in the first quarter of 2006, the usual seasonal slow-down was largely offset by the impact of hurricane-related demand for RVs and manufactured homes.

“We are pleased to report another outstanding quarter, a result of our strategy based on a combination of organic growth, new product introductions and acquisitions,” said Leigh J. Abrams, Drew’s President and CEO. “We continued to achieve market share gains in many of our established product lines during the quarter, as well as in several of our new product categories, particularly RV axles.

“In June 2006, our Lippert Components subsidiary acquired Utah-based Happijac Company, a supplier of bed lifts for toy haulers, as well as other products for RVs. Toy haulers are RVs which include space to transport leisure vehicles such as motorcycles and ATVs. Happijac had annualized sales of approximately $15 million prior to our acquisition, and we expect sales to increase based on the popularity of toy haulers, which are among the RV industry’s fastest growing product lines. We also expect margins to improve by taking advantage of cost savings between Happijac and Lippert.”

Drew’s $39 million, or 24 percent, increase in net sales for the second quarter of 2006 included organic growth of $28 to $30 million, or 17 to 18 percent, with the balance of the sales increase due to acquisitions and sales price increases.

The Company’s operating results benefited from the May 2005 acquisition of Venture Welding, an Indiana-based manufacturer of chassis for manufactured homes, and the March 2006 acquisition of SteelCo, a West Coast-based manufacturer of chassis for RVs and manufactured homes. The acquisition of Happijac did not have a significant impact on Drew’s second quarter 2006 results, as the acquisition was completed late in the quarter.

Drew’s second quarter results were negatively impacted by operating losses of approximately $1.0 million at its Indiana-based specialty trailer operation. Management has decided to wind-down production of specialty trailers in Indiana, and to use the capacity at this factory to handle increased demand for its other products. Drew’s third quarter results are expected to include some on-going operating costs related to the winding-down of this product line at the Indiana facility. Sales and profits of specialty trailers by Lippert’s Zieman subsidiary on the West Coast continue to be strong.

The Company also reported that its new Arizona-based manufactured housing window factory, operated by Drew’s Kinro subsidiary, is now solidly profitable. Window production at this factory started in the second half of 2005, and with this new capacity, Kinro is capable of handling additional market share gains.

“The costs of many of our primary raw materials are still very volatile, though our operating management continues to do a great job of offsetting the impact of higher raw material costs with sales price increases to customers,” said Fred Zinn, Drew’s Executive Vice President and CFO. “However, because these cost increases were passed along to our customers generally without margin, our profit margins have been reduced.

“In the 2006 second quarter, our operating margin increased to 8.8 percent of sales from the 8.5 percent margin reported in the first quarter of 2006. The second quarter 2006 operating margin percent was, however, lower than the 9.3 percent achieved in the second quarter of 2005, primarily because of higher raw material costs, as well as lower margins on some of our newer product lines. The cost of raw materials in inventory at June 30, 2006 remained high, but operating management believes that sales price increases should be adequate to offset these higher costs.”

On July 3, 2006, Drew sold one of its West Coast factories for a gain of about $3 million, which is being deferred until the Company receives payment of its 14-month purchase money mortgage for a portion of the sales price. The Company has also entered into a 14-month leaseback of the property. The Company intends to combine the operations previously conducted at this factory with its other West Coast operations. Drew previously consolidated several of its facilities in order to further improve operating efficiencies, and currently has 5 factory and office locations available for sale.

In contrast to the first quarter of 2006, Drew’s results for the 2006 second quarter included little or no sales related to the Gulf Coast hurricanes in the second half of 2005. Drew’s 2006 first quarter included hurricane-related sales of between $19 million and $27 million, including sales of components for Emergency Living Units (“ELUs”) purchased by the Federal Emergency Management Agency (“FEMA”) and sales resulting from restocking by retail dealers whose inventories had been depleted by FEMA in the later part of 2005. Drew reported no FEMA-related sales and little dealer restocking in the 2006 second quarter.

“It appears that most of the temporary housing ordered by FEMA has already been produced, but we expect to see an increase in demand for our MH products as demand increases for manufactured homes in late 2006 and early 2007 due to the anticipated permanent rebuilding of the hurricane-stricken areas,” Abrams said.

Recreational Vehicle Products Segment

Drew supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products and electric stabilizer jacks, primarily for travel trailers and fifth-wheel RVs, as well as specialty trailers. Drew’s RV segment represented 69 percent of net sales, and 68 percent of segment operating profit during the second quarter of 2006.

Sales by Drew’s RV product segment in the second quarter of 2006 increased 26 percent to $140 million, compared to $111 million in the second quarter of 2005. Segment operating profit reached $13.8 million this quarter, or 9.9 percent of segment sales, despite continuing volatility in raw material costs and a $1.0 million loss at the Indiana-based specialty trailer operation. Excluding the losses at Drew’s Indiana-based specialty trailer operation, segment operating margin improved to 10.6 percent in the second quarter of 2006 compared to 10.4 percent in the prior year second quarter, and 9.6 percent in the first quarter of 2006.

Over the last two years, Drew has introduced several new products in its RV segment, including slide-out mechanisms and leveling devices for motorhomes, axles for towable RVs and specialty trailers, entry steps and bed lifts for towable RVs, and bath products and exterior parts for both towable RVs and motorhomes.

Drew estimates the market potential of these products exceeds $700 million, and the Company’s sales of these products in the second quarter of 2006 were running at an annualized sales rate of approximately $100 million, compared to an annualized sales rate of $85 million in the first quarter of 2006. Margins for new products are typically lower than for Drew’s more established products.

Industry production of travel trailer and fifth wheel RVs, Drew’s primary RV market, increased approximately 22 percent in the second quarter of 2006 compared to the same period in 2005, with little impact from hurricane-related sales. Retail sales of travel trailers and fifth wheel RVs was up a combined two percent through May 2006, the most recent month this data is available. More than 90 percent of Drew’s RV sales are for towable RVs, with the balance for motorhomes and specialty trailers.

In contrast to the increase in industry production of towable RVs, which is Drew’s primary RV market, estimated industry production of motorhomes declined more than 11 percent in both the first and second quarters of 2006, and retail sales of motorhomes were down more than 13 percent year-to-date through May 2006. Industry analysts attribute this decline in motorhome sales partly to higher gasoline prices and rising interest rates.

“Despite high gas prices, year-to-date retail sales of travel trailers and fifth wheel RVs are up slightly compared to 2005, which was one of the best years on record for the RV industry,” said Abrams. “In addition, the longer-term picture for the RV industry remains very favorable, due to both demographic trends and the vacation and recreation preferences of the American public.”

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. Drew’s MH segment made up about 31 percent of net sales and 32 percent of segment operating profit during the second quarter of 2006.

Drew’s MH segment sales increased 19 percent to $62 million in the second quarter of 2006, compared to $52 million in the same period of last year. Segment operating profit was $6.4 million this quarter, or 10.3 percent of segment sales, up from the 10.0 percent achieved in the first quarter of 2006, but down from 11.7 percent in the second quarter of 2005. The decline in operating margin percent from last year was largely a result of an increase in raw material costs as a percent of sales that was only partially offset by sales price increases, lower production costs and other savings.

According to industry statistics, industry-wide production of manufactured homes declined about 3 percent for April and May 2006, the latest month industry statistics are available. In the first quarter of 2006, industry production had been up nearly 9 percent, apparently due to hurricane-related purchases.

“The manufactured housing industry, exclusive of hurricane-related orders, has been flat for several years, yet we continue to gain market share and sustain our track record of profitability as a leading supplier to this market,” said Abrams. “We will be in a strong position when manufactured housing industry begins its recovery.”

Balance Sheet

As a result of the 24 percent increase in sales, acquisitions, higher raw material costs, and an increase in the use of imported components, inventories increased to $110 million at June 30, 2006, from $101 million at December 31, 2005, and $72 million at June 30, 2005. Management continues to evaluate inventory needs, and anticipates that inventory levels will be reduced by the end of the third quarter.

Through improved collection efforts, accounts receivable declined to $40 million at June 30, 2006 from nearly $47 million at June 30, 2005, despite the increase in sales. The increases in goodwill and other intangible assets since the end of the second quarter of 2005 resulted from the acquisitions of SteelCo in March 2006 and Happijac in June 2006, which also added approximately $34 million to the Company’s debt. Total debt at June 30, 2006, net of $3.5 million of short-term investments, was approximately $95.5 million, up about $19 million from the end of the 2006 first quarter, due to the acquisition of Happijac for approximately $29 million, offset by cash flow from operations. Capital expenditures, which aggregated $16 million for the six months ended June 2006, are expected to be between $26 million and $28 million for the full year.

“Our sales continue to be strong, with July 2006 sales up approximately 21 percent from July 2005,” said Abrams. “We expect our sales will continue to increase due to market share gains, sales of our new products and from the three acquisitions that we made during the last 18 months. We will also stay focused on improving operating leverage and manufacturing efficiency.”

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its second quarter earnings conference call on the Company’s website, www.drewindustries.com on Thursday, August 3, 2006 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 44400461. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, bed lifts, steps, electric stabilizer jacks, as well as trailers for hauling equipment, boats, personal watercrafts and snowmobiles, and chassis and windows for modular homes and offices. From 47 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

# # #

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

(In thousands, except per share amounts)	Six Months Ended June 30,		Quarter Ended June 30,		Last Twelve
	2006	2005	2006	2005	Months
Net sales	$410,437	$317,569	$201,976	$163,023	$762,015
Cost of sales	322,131	246,750	157,371	125,222	594,381
Gross profit	88,306	70,819	44,605	37,801	167,634
Selling, general and administrative expenses	53,471	45,277	26,898	22,671	100,743
Other income	574	31	-	-	674
Operating profit	35,409	25,573	17,707	15,130	67,565
Interest expense, net	2,134	1,999	1,015	1,055	3,801
Income before income taxes	33,275	23,574	16,692	14,075	63,764
Provision for income taxes	12,839	9,097	6,461	5,414	24,203
Net income	$20,436	$14,477	$10,231	$8,661	$39,561

Net income per common share:
Basic	$.95	$.70	$.47	$.41	$1.85
Diluted	$.93	$.68	$.47	$.40	$1.82

Weighted average common shares outstanding:
Basic	21,579	20,806	21,591	20,886	21,399
Diluted	21,896	21,392	21,894	21,460	21,783

Depreciation and amortization	$7,310	$5,451	$3,779	$2,877	$13,804
Capital expenditures	$16,391	$9,605	$6,717	$4,513	$32,878

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS (2)
(unaudited)

(In thousands)	Six Months Ended June 30,		Quarter Ended June 30,
	2006	2005	2006	2005
Net sales
RV Segment	$289,317	$216,195	$139,901	$110,690
MH Segment	121,120	101,374	62,075	52,333
Total	$410,437	$317,569	$201,976	$163,023

Operating Profit
RV Segment	$27,359	$19,897	$13,815	$10,968
MH Segment	12,306	9,472(1)	6,385	6,137
Total segments operating profit	39,665	29,369	20,200	17,105
Amortization of intangibles	(937)	(645)	(507)	(360)
Corporate and other	(3,893)	(3,182)	(1,986)	(1,615)
Other income	574	31	-	-
Operating profit	$35,409	$25,573	$17,707	$15,130

(1) After a charge of $1.8 million related to legal proceedings, net of the related reduction in incentive compensation.
(2) See table below for reclassified segment results for 2005 and the first quarter of 2006.

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)
	June 30,		December 31,
(In thousands, except ratios)	2006	2005	2005

Current assets
Cash and cash equivalents	$5,345	$7,019	$5,085
Accounts receivable, trade, less allowance	40,485	46,563	33,583
Inventories	109,528	72,273	100,617
Prepaid expenses and other current assets	9,666	10,280	11,812
Total current assets	165,024	136,135	151,097
Fixed assets, net	128,412	106,675	116,828
Goodwill	34,804	23,439	22,118
Other intangible assets	26,412	10,134	10,652
Other assets	5,716	7,755	6,733
Total assets	$360,368	$284,138	$307,428

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$9,852	$11,460	$11,140
Accounts payable, accrued expenses and other current liabilities	68,251	59,895	63,811
Total current liabilities	78,103	71,355	74,951
Long-term indebtedness	89,121	69,170	62,093
Other long-term obligations	2,481	1,984	2,675
Total liabilities	169,705	142,509	139,719
Total stockholders’ equity	190,663	141,629	167,709
Total liabilities and stockholders’ equity	$360,368	$284,138	$307,428

Current ratio	2.1	1.9	2.0
Total indebtedness to stockholders’ equity	0.5	0.6	0.4

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Net income	$20,436	$14,477
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	7,310	5,451
Deferred taxes	1,050	(1,018)
(Gain)/loss on disposal of fixed assets	(289)	104
Stock based compensation expense	1,701	779
Changes in assets and liabilities:
Accounts receivable, net	(5,385)	(20,464)
Inventories	(6,233)	987
Prepaid expenses and other assets	1,636	1,233
Accounts payable, accrued expenses and other liabilities	2,366	16,722
Net cash flows provided by operating activities	22,592	18,271

Cash flows from investing activities:
Capital expenditures	(16,391)	(9,605)
Acquisition of businesses	(32,977)	(17,793)
Proceeds from sales of fixed assets	1,349	643
Other investments	(2)	(51)
Net cash flows used for investing activities	(48,021)	(26,806)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	128,620	121,925
Repayments under line of credit and other borrowings	(103,612)	(112,719)
Exercise of stock options	725	4,248
Other	(44)	(324)
Net cash flows provided by financing activities	25,689	13,130

Net increase in cash	260	4,595
Cash and cash equivalents at beginning of period	5,085	2,424
Cash and cash equivalents at end of period	$5,345	$7,019

The Company now considers certain intersegment operations, previously reported as part of the MH segment, to be part of the RV segment, and therefore the segment disclosures from 2005 and the first quarter of 2006 have been reclassified to conform to the presentation going forward. There is no impact on consolidated results.

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)
	Three Months Ended				Year Ended
(In thousands)	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005
Net sales
RV Segment	$105,505	$110,690	$113,691	$117,776	$447,662
MH Segment	49,041	52,333	57,100	63,011	221,485
Total	$154,546	$163,023	$170,791	$180,787	$669,147
Operating profit
RV Segment	$8,929	$10,968	$12,739	$10,508	$43,144
MH Segment	3,335	6,137	5,720	7,374	22,566
Total segment operating profit	12,264	17,105	18,459	17,882	65,710
Amortization of intangibles	(285)	(360)	(390)	(392)	(1,427)
Corporate and other	(1,567)	(1,615)	(1,678)	(1,825)	(6,685)
Other income	31	-	100	-	131
Operating profit	$10,443	$15,130	$16,491	$15,665	$57,729

Three Months Ended
March 31, 2006
Net sales
RV Segment	$149,416
MH Segment	59,045
Total	$208,461
Operating profit
RV Segment	$13,544
MH Segment	5,921
Total segment operating profit	19,465
Amortization of intangibles	(430)
Corporate and other	(1,907)
Other income	574
Operating profit	$17,702